Exhibit 99

Wireless Ronin Reports Fourth Quarter and Full Year 2011 Results

MINNEAPOLIS – March 8, 2012 – Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), is a marketing technologies company with leading expertise in current and emerging digital media solutions, including signage, interactive kiosks, mobile, social media and web, that enable clients to transform how they engage with their customers, reported financial results for the fourth quarter and fiscal year ended December 31, 2011.

2011 Highlights

•	Record revenue of $9.3 million in fiscal year 2011 represents an 8% increase year-over-year

•	Achieved cash burn of $4.8 million, the lowest level since initial public offering in 2006

•	Third straight year of record gross margin dollars

•	Rolled out iPad-supported RoninCast® multi-platform sales support and marketing system to 40 sites of a major retailer with more than 390 stores across North America

•	Successfully completed a capital raise with gross proceeds of $3.3 million

Full Year 2011 Financial Results

Revenue for the full year of 2011 increased 8% to a record $9.3 million from $8.6 million in 2010. The year-over-year revenue increase was primarily attributable to the continued rollout of Chrysler’s iShowroom-branded tower application into Chrysler and FIAT dealerships.

Recurring revenue for the full year of 2011 increased 23% to a record $1.6 million or 17% of total revenue, as compared to $1.3 million or 15% of total revenue in 2010.

Gross margin for the full year of 2011 was 44%, compared to 47% in 2010. The decline was due primarily to hardware and software sales mix when comparing the two periods.

Net loss for the full year of 2011 totaled $6.7 million or $(0.34) per basic and diluted share, an improvement from a net loss of $7.9 million or $(0.44) per basic and diluted share in 2010. Net loss for the full year of 2011 included $740,000 of non-cash stock compensation expense, compared to $868,000 in 2010.

Non-GAAP operating loss totaled $5.5 million or $(0.28) per basic and diluted share, an improvement compared to a non-GAAP operating loss of $6.3 million or $(0.35) per basic and diluted share in 2010.

At December 31, 2011, the company’s net working capital position was $5.0 million, as compared to $3.5 million at September 30, 2011. The increase resulted from the $3.3 million financing closed in December 2011.

Q4 2011 Financial Results

Revenue in the fourth quarter of 2011 decreased 34% sequentially to $1.5 million from $2.3 million in the prior quarter, and decreased 48% from $2.9 million in the same year-ago period. The sequential and year-over-year quarterly decreases were primarily due to the timing of additional orders from Chrysler for the interactive kiosks featuring iShowroom.

Recurring revenue in the fourth quarter of 2011 from the company’s hosting and support services grew 8% to approximately $422,000 or 28% of total revenue from approximately $391,000 in the fourth quarter of 2010 when it represented 13% of total revenue.

Net loss totaled $1.7 million or $(0.08) per basic and diluted share, as compared to a net loss of $1.4 million or $(0.07) per basic and diluted share in the previous quarter, and a net loss of $1.7 million or $(0.09) per basic and diluted share in the same year-ago period. Net loss for the fourth quarter of 2011 included $48,000 of non-cash stock compensation expense versus $353,000 of non-cash compensation expense in the fourth quarter of 2010.

Non-GAAP operating loss totaled $1.5 million or $(0.07) per basic and diluted share, compared to a non-GAAP operating loss of $1.1 million or $(0.06) per basic and diluted share in the previous quarter, and a non-GAAP operating loss of $1.1 million or $(0.06) per basic and diluted share in the fourth quarter of 2010. The company defines non-GAAP operating loss as GAAP operating loss with the add-back of certain items. Reconciliation to GAAP operating loss on a quarterly basis is contained in a table following the unaudited financial information accompanying this release.

Management Commentary

“2011 marked our second consecutive year of record revenue,” said Scott Koller, president and CEO of Wireless Ronin. “Maybe equally important as our revenue growth in 2011 was our strategy shift to offering marketing technology solutions including interactive kiosks, iPad applications, mobile messaging, QR codes and the integration of social networks into our product. We believe these new marketing technology product offerings have uniquely positioned us to capitalize on our clients’ requirements to enable content to be rendered anytime and anywhere from a common platform. Additionally, these new technologies greatly expand the marketing solutions we can provide our existing and prospective clients and represent a significant opportunity to increase our revenue beyond traditional digital signage.”

“In fact, our sales opportunities and pipeline for these new types of offerings in our three key vertical markets, QSR, automotive and retail, are growing. We continue to receive orders from various clients in these verticals as they integrate technology as a way of creating a unique experience with their customers. We believe our joint marketing agreement with Keyser Industries, together with our strengthened balance sheet, give us the resources to pursue new clients and large scale rollouts in QSR and other verticals in 2012.”

“Operationally, we continued to make progress in 2011, marking the lowest level of cash burn in the Company’s history since its initial public offering in 2006. Our number one goal is to achieve profitability and positive cash flow. In an effort to achieve this goal, we continue to optimize our organization, improve our processes and reduce expenses.

“The demand for new marketing technologies continues to accelerate and we believe we have the elements in place to realize future revenue growth through further penetration of our key verticals.”

Conference Call

The company will hold a conference call today, Thursday, March 8, 2012, to discuss these financial results. The company’s president and CEO, Scott Koller and SVP and CFO, Darin McAreavey, will host the call starting at 4:30 p.m. Eastern time (3:30 p.m. Central time). A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the Wireless Ronin conference call and provide the conference ID:

Dial-In Number: 1-877-941-2068

International: 1-480-629-9712

Conference ID#: 4512078

The presentation will be webcast live and available for replay via the Investors section of the company’s website at www.wirelessronin.com. Please go to the website at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until April 1, 2012.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pin #: 4512078

About Wireless Ronin Technologies, Inc.

Wireless Ronin Technologies (WRT) (www.wirelessronin.com), is a marketing technologies company with leading expertise in current and emerging digital media solutions, including signage, interactive kiosks, mobile, social media and web, that enable clients to transform how they engage with their customers. WRT provides marketing technology solutions and services to clients, helping increase revenue and improve operating efficiencies in the execution of marketing initiatives. Since the initial launch of RoninCast® digital signage software in 2003, WRT has taken a leadership position in the digital signage industry by committing to bring leading edge technology, services and support to its clients. WRT offers an array of services to support its clients’ marketing technology needs including consulting, creative development, project management, installation, training, and support and hosting. The company’s common stock trades on the NASDAQ Capital Market under the symbol “RNIN”. Follow us on http://twitter.com/#!/wirelessronin. Like us on Facebook under Wireless Ronin Technologies, Inc.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain the following non-GAAP financial measures: non-GAAP operating loss and non-GAAP operating loss per common share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Non-GAAP operating loss and non-GAAP operating loss per share. We define non-GAAP operating loss as the GAAP operating loss less stock-based compensation expense, depreciation and amortization, severance expense and other one-time charges. We define non-GAAP operating loss per share as non-GAAP operating loss divided by the weighted average basic and diluted shares outstanding. Our management utilizes a number of different financial measures, both GAAP and non-GAAP, in making operating decisions, in forecasting and planning, and in analyzing and assessing our company’s overall performance. Our annual financial plan is prepared and reviewed both on a GAAP and non-GAAP basis. We budget and forecast for revenue and expenses on GAAP and non-GAAP bases, and assess actual results on GAAP and non-GAAP bases against our annual financial plan. Our board of directors and management utilize these financial measures (both GAAP and non-GAAP) to determine our allocation of resources. In addition, and as a consequence of the importance of these non-GAAP financial measures in managing our business, we use non-GAAP financial measures in the evaluation process to establish management compensation. For example, senior management’s bonus program is partially based upon the achievement of non-GAAP operating income (loss). Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the items mentioned above. We consider the use of non-GAAP operating loss per share helpful in assessing the ongoing performance of the continuing operations of our business, as it excludes recurring non-cash items and non-recurring one-time charges. Our rationale for the items we omit from our non-GAAP measures is as follows:

Stock-based compensation. We exclude non-cash stock-based compensation expense because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC 718-10. Stock-based compensation expense is a recurring expense for our company and is expected to be in the future as we have a history of granting stock options and other equity instruments as a means of incentivizing and rewarding our employees.

Depreciation and amortization expense. Depreciation and amortization are non-cash charges that are impacted by our accounting methods and book value of assets. By excluding these non-cash charges, our management, together with our investors, are provided with supplemental metrics to evaluate cash earnings, distinguishing performance’s impact on earnings from performance’s impact on cash. Management believes that the review of these supplemental metrics in conjunction with other GAAP metrics, such as capital expenditures, is useful for management and investors in understanding our business. Depreciation is a recurring expense for our company and is expected to continue to be in the future as we continue to make further investments in our infrastructure through the acquisition of property, plant and equipment. Due to the exclusion of these non-cash items, investors should not use this metric as a measure of evaluating our liquidity. Instead, to evaluate our liquidity, investors should refer to the Consolidated Statements of Cash Flow and the Liquidity and Capital Resources section contained within Management’s Discussion and Analysis in our most recently filed periodic reports.

Severance and other one-time charges. We exclude severance and other one-time charges that are the result of other, unplanned events as one means of measuring operating performance. Included in these expenses are items such as severance costs associated with the termination of employees as part of an unplanned restructuring, a non-acquisition-related restructuring and other charges. Because these events are unplanned and arise outside the ordinary course of continuing operations, by providing this information, we believe our management and our investors may more fully understand the financial results of what we consider to be organic continuing operations.

There are a number of limitations related to the use of non-GAAP operating loss and non-GAAP operating loss per share versus operating income and loss per share calculated in accordance with GAAP. First, these non-GAAP financial measures exclude stock-based compensation and depreciation expenses that are recurring. Both stock-based expenses and depreciation have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, stock-based awards are an important part of our employees’ compensation and impact their performance. Third, there is no assurance we will avoid further personnel changes and, therefore, may recognize additional severance and other one-time charges associated with a future restructuring. Fourth, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP operating loss do not differ from the components that our peer companies exclude when they report their results of operations. Our management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. The accompanying tables have more details on these non-GAAP financial measures, including reconciliations between these financial measures and their most directly comparable GAAP equivalents.

Forward-Looking Statements

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s expectations regarding continued operating improvement and other matters and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products; dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the risk factors section of the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2011.

Company Contact:

Darin P. McAreavey

Senior Vice President and Chief Financial Officer

dmcareavey@wirelessronin.com

952-564-3525

Investor Relations Contact:

Scott Liolios or Matt Glover

Liolios Group, Inc.

info@liolios.com

949-574-3860

WIRELESS RONIN TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share information)

	December 31, 2011	December 31, 2010
	(audited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,478	$7,064
Accounts receivable, net of allowance of $50 and $35	1,347	2,522
Inventories	170	272
Prepaid expenses and other current assets	193	275

Total current assets	7,188	10,133
Property and equipment, net	651	1,019
Restricted cash	50	50
Other assets	40	40

TOTAL ASSETS	$7,929	$11,242

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of capital lease obligations	$41	$37
Accounts payable	870	1,563
Deferred revenue	687	488
Accrued liabilities	569	571

Total current liabilities	2,167	2,659
Capital lease obligations, less current maturities	—	40

TOTAL LIABILITIES	2,167	2,699

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Capital stock, $0.01 par value, 66,667 shares authorized
Preferred stock, 16,667 shares authorized, no shares issued and outstanding as of December 31, 2011 and December 31, 2010	—	—
Common stock, 50,000 shares authorized; 22,969 and 19,233 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	230	192
Additional paid-in capital	95,047	91,138
Accumulated deficit	(89,016)	(82,278)
Accumulated other comprehensive loss	(499)	(509)

Total shareholders’ equity	5,762	8,543

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,929	$11,242

WIRELESS RONIN TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(audited)	(audited)
Sales
Hardware	$358	$1,179	$3,845	$3,195
Software	88	517	1,150	1,394
Services and other	1,076	1,208	4,279	3,978

Total sales	1,522	2,904	9,274	8,567
Cost of sales
Hardware	340	829	2,704	2,161
Software	17	35	141	109
Services and other	719	717	2,363	2,312

Total cost of sales (exclusive of depreciation and amortization shown separately below)	1,076	1,581	5,208	4,582

Gross profit	446	1,323	4,066	3,985
Operating expenses:
Sales and marketing expenses	382	506	2,090	2,329
Research and development expenses	368	678	2,116	2,864
General and administrative expenses	1,255	1,625	6,105	5,963
Depreciation and amortization expense	90	165	467	684

Total operating expenses	2,095	2,974	10,778	11,840

Operating loss	(1,649)	(1,651)	(6,712)	(7,855)
Other income (expenses):
Interest expense	(6)	(19)	(30)	(58)
Interest income	1	6	4	30

Total other income	(5)	(13)	(26)	(28)

Net loss	$(1,654)	$(1,664)	$(6,738)	$(7,883)

Basic and diluted loss per common share	$(0.08)	$(0.09)	$(0.34)	$(0.44)

Basic and diluted weighted average shares outstanding	20,250	18,669	19,602	17,901

WIRELESS RONIN TECHNOLOGIES, INC.

2011 SUPPLEMENTARY QUARTERLY FINANCIAL DATA

(In thousands, except percentages and per share amounts)

(Unaudited)

	2010					2011
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	Total
Supplementary Data
Statement of Operations
Sales	$1,075	$1,916	$2,672	$2,904	$8,567	$2,397	$3,054	$2,301	$1,522	$9,274
Cost of sales - exclusive of depreciation and amortization	651	1,002	1,348	1,581	4,582	1,304	1,662	1,166	1,076	5,208
Operating expenses	3,185	2,970	2,711	2,974	11,840	3,350	2,824	2,509	2,095	10,778
Interest expense	2	16	21	19	58	11	7	6	6	30
Other income, net	(10)	(8)	(6)	(6)	(30)	(2)	(1)	0	(1)	(4)

Net loss	$(2,753)	$(2,064)	$(1,402)	$(1,664)	$(7,883)	$(2,266)	$(1,438)	$(1,380)	$(1,654)	$(6,738)

Share based payment expense (included in operating expenses & interest expense)	153	178	218	369	918	353	180	173	55	761
Weighted average shares	17,653	17,675	17,734	18,669	17,901	19,275	19,393	19,495	20,250	19,602

Reconciliation Between GAAP and Non-GAAP Operating Loss
GAAP operating loss	$(2,761)	$(2,056)	$(1,387)	$(1,651)	$(7,855)	$(2,257)	$(1,432)	$(1,374)	$(1,649)	$(6,712)
Adjustments:
Depreciation and amortization	176	171	172	165	684	144	122	111	90	467
Stock-based compensation expense	151	162	202	353	868	345	178	169	48	740

Total operating expense adjustment	327	333	374	518	1,552	489	300	280	138	1,207

Non-GAAP operating loss	$(2,434)	$(1,723)	$(1,013)	$(1,133)	$(6,303)	$(1,768)	$(1,132)	$(1,094)	$(1,511)	$(5,505)

Non-GAAP operating loss per common share	$(0.14)	$(0.10)	$(0.06)	$(0.06)	$(0.35)	$(0.09)	$(0.06)	$(0.06)	$(0.07)	$(0.28)